Exhibit 99.1

Contact: Christina Cha Marketing & Communications Manager Kennedy Wilson (310) 887-6294 ccha@kennedywilson.com www.kennedywilson.com	[GRAPHIC APPEARS HERE] 9701 Wilshire Blvd. Suite 700 Beverly Hills, CA 90212

NEWS RELEASE

KENNEDY WILSON ANNOUNCES RESULTS OF 2010 ANNUAL MEETING

BEVERLY HILLS, Calif. (August 27, 2010) – International real estate investment and services firm Kennedy Wilson (NYSE: KW) today announced the results of its 2010 annual shareholder meeting held on Thursday, August 26, 2010.

Shareholders reelected Cathy Hendrickson to serve a three year term on the Board of Directors and elected Stanley Zax to also serve a three year term on the Board. Zax is chairman and CEO of Zenith National Insurance Corporation, a subsidiary of Fairfax Financial Holdings Limited.

Additionally, shareholders approved an amendment to the company’s amended and restated certificate of incorporation, which increases the number of shares of authorized common stock from 80,000,000 to 125,000,000 shares. The issuance of shares of common stock upon conversion of Series A Preferred Stock in accordance with applicable New York Stock Exchange Rules was approved. Shareholders also ratified the appointment of KPMG as the company’s independent registered public accounting firm for 2010.

About Kennedy Wilson

Founded in 1977, Kennedy Wilson is an international real estate investment and services company headquartered in Beverly Hills, CA with 21 offices in the U.S. and Japan. The company offers a comprehensive array of real estate services including property and asset management, brokerage and auction services, and construction and trust management. Through its fund management and separate account businesses, Kennedy Wilson is a strategic investor and manager of real estate investments in the U.S. and Japan. For further information on Kennedy Wilson, please visit www.kennedywilson.com.

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